Exhibit 10.1

December 13, 2023

Lincoln Park Capital, LLC

440 North Wells, Suite 410

Chicago, IL 60654

Attention: Josh Scheinfeld/Jonathan Cope

Gentlemen,

Reference is made to (i) that certain Purchase Agreement (the “Agreement”), dated as of May 2, 2023, by and between Veru Inc., a Wisconsin corporation (the “Company”), and Lincoln Park Fund, LLC, an Illinois limited liability company (the “Investor”), and (ii) that certain Registration Rights Agreement (the “RRA”), dated as of May 2, 2023, by and between the Company and the Investor (collectively, the “Agreements”).

Pursuant to Section 12(o) of the Agreement and Section 9 of the RRA, the Company and the Investor hereby amend the Agreements. The Company and the Investor hereby agree that the Agreements shall be amended such that, until such time as Fifty Million Dollars ($50,000,000) of the Purchase Shares, as defined in the Agreements, have been issued upon purchases under the Agreements, the Company shall only be required to register Fifty Million Dollars ($50,000,000) of the Purchase Shares. Except as expressly provided in this letter agreement, all of the terms and provisions of the Agreements are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Capitalized terms not otherwise defined in this letter agreement shall have the meanings ascribed thereto in the Agreements.

Please confirm your agreement by signing below and returning a copy to the undersigned.

Very truly yours,

VERU INC.

By:	/s/ Mitchell S. Steiner
Mitchell S. Steiner, M.D., Chairman, President and Chief Executive Officer

Accepted and agreed

as of the date set forth above:

LINCOLN PARK CAPITAL FUND, LLC

BY:	Lincoln Park Capital, LLC

BY:	Rockledge Capital Corporation

By:	/s/ Joshua Scheinfeld
Name:	Joshua Scheinfeld
Title:	President